Corporate Headquarters

712 Fifth Avenue, 9th Floor

New York, NY 10019

877.826.BLUE (2583)

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT (BRG) Prices Public Offering

at $14.50 per Share

New York, NY – March 28, 2014 - Bluerock Residential Growth REIT (NYSE MKT: BRG) (the “Company”) today announced the pricing of its public offering of 3,448,276 shares of Class A common stock, at a price to the public of $14.50 per share, for a total of approximately $44.4 million of net proceeds after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. All of the shares are being offered by the Company.

The offering is expected to close on April 2, 2014. The Company has granted the underwriters a 30-day option to purchase up to an additional 517,241 shares to cover overallotments, if any.

The Company will contribute the net proceeds of this offering to its operating partnership in exchange for OP units. The Company, through its operating partnership, intends to use the net proceeds of the offering for the acquisition of and investment in identified pipeline assets, for the payment of acquisition and lender-related fees in connection with the contribution transactions, for the repayment of borrowing under the Company’s line of credit, and for general corporate and working capital purposes, including future acquisitions, the repayment of other indebtedness and the funding of capital improvements of the Company’s properties.

A registration statement relating to the offering of the Company’s shares of Class A common stock discussed above was declared effective by the Securities and Exchange Commission on March 28, 2014. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, or any solicitation of an offer to buy, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Wunderlich Securities, Inc. is serving as sole book-running manager for the offering, and BB&T Capital Markets, National Securities Corporation and Boenning & Scattergood, Inc. are serving as co-managers.

A copy of the prospectus relating to the offering may be obtained by contacting: Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For example, because this offering has priced may imply that the offering will close, but the closing is subject to certain conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the underwriters’ option to purchase additional shares may imply that this option will be exercised; however, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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